[446216.EX77Q_579]1

Oppenheimer Rochester Massachusetts Municipal Fund

NSAR Exhibit—Item 77Q1

Post-Effective Amendment No. 8 (7/25/2012) to the Registration Statement of Oppenheimer Rochester Massachusetts Municipal Fund (the “Registrant”), Accession Number 0000728889-12-001166, which includes Amendment No. 1 to the Amended Declaration of Trust, is hereby incorporated by reference in response to Item 77Q of the Registrant’s Form N-SAR.